EXHIBIT 99.1

PRESS RELEASE
For further information contact: Joseph M. Murphy President and CEO (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Declares Quarterly Cash Dividend

Bar Harbor, Maine (April 19, 2011) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 27.0 cents per share of common stock, unchanged from prior quarter, and an increase of 1.0 cent or 3.8% compared with the second quarter of 2010. The quarterly cash dividend is payable to all shareholders of record as of the close of business May 18, 2011 and will be paid on June 15, 2011.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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